Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Guaranty Bank & Trust Opens Newest Houston Location in the Galleria Area

Addison, Texas - June 21, 2019 / Business Wire / - Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced its thirty-first banking location at 1455 West Loop South in the Galleria area of Houston. The bank received regulatory approval from the Office of the Comptroller of the Currency to operate a full-service banking location. This location is expected to open in the third quarter of this year.

Ty Abston, Chairman of the Board and Chief Executive Officer, stated, “Opening this new location in the dynamic Galleria area is a first step in our long-term strategy in the Houston region. With this addition, we will continue to build out our banking team as well as relocate some of our existing team.”

About Guaranty Bancshares

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 30 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston, and Central Texas regions of the state. As of March 31, 2019, Guaranty had total assets of $2.3 billion, total loans of $1.7 billion and total deposits of $2.0 billion. Visit www.gnty.com for more information.

Media Contact:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
1-888-572-9881

investors@gnty.com